Exhibit 15

CONFIDENTIAL

July 31, 2007

BY HAND DELIVERY

Ms. Mary E. Mills
30 Pentland Cres.
Ottawa, Ontario
K2K 1V5

Dear Mary,

Re:           Mitel Networks Corporation

•
This letter will change the terms of our agreement of February 6, 2004 to extend the expiry date from August 1, 2007 to August 1, 2012.  I also confirm that the exercise will be Can$1.00 per common share.

Yours very truly,

/s/ Terence H. Matthews
Terence H. Matthews

CONFIDENTIAL

July 31, 2007

BY HAND DELIVERY

Ms. Mary E. Mills
30 Pentland Cres.
Ottawa, Ontario
K2K 1V5

Dear Mary,

Re:           Mitel Networks Corporation

•
I will grant you, out of my personal Mitel shareholdings, a warrant to purchase 200,000 shares of common stock of Mitel equal, in the aggregate.  Such warrant shall be granted and shall vest on August 1, 2004 and shall have an exercise price equivalent to the price of the current equity round led by CIBC.

•	This warrant shall expire on August 1, 2007.

•	In the event of your death, this warrant will pas to your estate and all conditions and terms will remain the same.

Yours very truly,

/s/ Terence H. Matthews
Terence H. Matthews